Independent Auditors' Report


To the Shareholders and Board of Directors of Travelers Series Fund Inc.:

In planning and performing our audits of the financial statements of the Travelers Series Fund Inc. (the Funds) consisting of MFS Total Return Portfolio, Travelers Managed Income Portfolio, Smith Barney Money Market Portfolio, Smith Barney Large Cap Value Portfolio, Van Kampen Enterprise Portfolio, Alliance Growth Portfolio, Smith Barney International All Cap Growth Portfolio, Salomon Brothers Global High Yield Portfolio, Putnam Diversified Income Portfolio, Smith Barney High Income Portfolio, AIM Capital Appreciation Portfolio, Smith Barney Large Cap Growth Portfolio, Smith Barney Mid Cap Portfolio, and Smith Barney Aggressive Growth Portfolio for the year ended October 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors of the Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


New York, New York
December 12, 2001